Exhibit A

The Vons Companies, Inc. Pharmacists’ 401(k)Plan

Financial Statements as of and for the Years

Ended December 31, 2008 and 2007,

Supplemental Schedule as of December 31,

2008 and Report of Independent Registered

Public Accounting Firm

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5–11

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2008:

Form 5500, Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)	12

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of The Vons Companies, Inc. Pharmacists’ 401(k) Plan (the “Plan”) as of December 31, 2008 and 2007, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2008 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2008 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/    Deloitte & Touche LLP

San Francisco, California

June 26, 2009

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2008 AND 2007

(In thousands)

	2008	2007
ASSETS:
Investments at fair value:
Mutual funds	$11,453	$30,230
Common/collective trusts	6,077	5,094
Safeway Inc. common stock	696	685
Short-term investment funds	—	20
Participant loans	401	308

Total investments at fair value	18,627	36,337

Receivables:
Due from broker for securities sold (See Note 9)	8,760	—
Participant contributions	15	73
Employer contributions	228	224
Interest and dividend receivable	24	1

Total receivables	9,027	298

Total assets	27,654	36,635

LIABILITIES:
Excess contributions payable to participants	170	18
Accrued administrative expenses	5	3

Total liabilities	175	21

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	27,479	36,614
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	598	131

NET ASSETS AVAILABLE FOR BENEFITS	$28,077	$36,745

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007

(In thousands)

	2008	2007
(REDUCTIONS) ADDITIONS:
Investment (loss) income:
Net depreciation in fair value of investments	$(11,529)	$(2,224)
Interest and dividends	1,455	3,024

Total investment (loss) income	(10,074)	800

Participant contributions	2,776	3,133
Rollover contributions	220	—
Employer contributions	228	224

Total (reductions) additions, net	(6,850)	4,157

DEDUCTIONS:
Benefits paid to participants	(1,758)	(3,015)
Administrative expenses	(60)	(39)

Total deductions	(1,818)	(3,054)

(DECREASE) INCREASE IN NET ASSETS	(8,668)	1,103

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	36,745	35,642

End of year	$28,077	$36,745

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2008 AND 2007

1.	DESCRIPTION OF THE PLAN

The following description of The Vons Companies, Inc. Pharmacists’ 401(k) Plan (the “Plan”) is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2008. On April 8, 1997, Safeway Inc. (“Safeway”) acquired all of the outstanding common stock of The Vons Companies, Inc. (the “Company” or “Vons”). Vons has remained the Plan Sponsor. The Plan Administrator is the Benefit Plans Committee of Safeway Inc.

General—The Plan is a defined contribution plan, which generally covers all eligible employees of Vons who are age 21 or older. Eligible employees are defined as any non-probationary pharmacist (i.e. full-time pharmacist who has been employed at least 45 days and any part-time pharmacist who has either been employed at least 60 days or has worked at least 261 hours for the Company, whichever occurs first) who is employed by Vons and who is a member of the United Food and Commercial Workers International Union. Any employee meeting the eligibility requirements, including having attained the age of 21, may enroll in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). A portion of the Plan is designated as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in Safeway Inc. common stock to elect to receive dividends paid as cash or reinvested in additional shares of Safeway Inc. common stock. The Safeway Benefit Plans Committee controls and manages the operation and administration of the Plan.

Contributions—Employees may elect to contribute between 1% to 25% of their eligible pay, up to a maximum contribution of $15,500 for each 2008 and 2007, according to the Internal Revenue Code (the “Code”) limitations. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Code. The Company makes an annual matching contribution equal to the lesser of (a) 50% of the employee’s contribution for the Plan Year; (b) $1,000; or (c) for any participant who works less than 1,800 straight-time hours in the Plan Year, a pro rata portion of $1,000 based on hours worked. The Plan was amended as of January 1, 2004 to change the vesting schedule for future employer contributions.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan was Merrill Lynch through December 31, 2008. On January 1, 2009, J.P. Morgan Retirement Plan Services became the recordkeeper and JPMorgan Chase Bank, N.A. became the trustee of the Plan. See Note 9.

Investment Options—Participants may direct their accounts within any of the available funds listed in the accompanying Schedule of Assets (Held at End of Year), as elected by the participant. Participants may change their investment options on a daily basis.

Allocations and Vesting—Earnings on amounts held in the investment funds are allocated to individual accounts daily, based on the proportion each account bears to the total of all account balances in the specific investment fund. Participants are 100% vested in their contributions and earnings. Participants vest in the Plan Sponsor’s matching contributions made for Plan years commencing prior to January 1, 2004, as follows:

Years of Vesting Service	Percentage Vested
Less than 3	0%
3	20
4	40
5	60
6	80
7 or more	100

Participants vest in the Plan Sponsor’s matching contributions made for Plan years commencing on or after January 1, 2004, as follows:

Years of Vesting Service	Percentage Vested
Less than 2	0%
2	20
3	40
4	60
5	80
6 or more	100

Forfeited amounts are used to restore forfeited balances of rehired participants and to reduce the Plan Sponsor’s contribution. Forfeitures were $58,913 in 2008 and $29,137 in 2007.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is adjusted for the participant’s contributions, Plan Sponsor matching contributions, income or loss thereon and withdrawals. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. In addition, participants pay $1 per month for administrative expenses. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the balance in the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of the preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a one-time loan check fee of $15.00 and a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2008 and 2007, there were 28 and 14 loans outstanding, respectively, with interest rates ranging from 5.00% to 9.25%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. Hardship withdrawals are not permitted.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in Safeway Inc. common stock) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant’s balance is $1,000 or less, the participant will receive a lump sum distribution. Distributions are taxed as ordinary income and are subject to income tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time, subject to the provisions set forth in ERISA. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the fair value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for a description of the valuation methodologies used in determining the fair value of the Plan’s investments.

In accordance with Financial Accounting Standards Board (“FASB”) Staff Position, AAG INV-1 and Statement of Position No. 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”), the statements of net assets available for benefits present investment contracts at fair value, as well as an additional line item showing an adjustment of the fully benefit-responsive contracts from fair value to contract value. The statements of changes in net assets available for benefits are presented on a contract value basis.

Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefit payments to participants are recorded upon distribution.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (the “Code”) limits.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties—The Plan utilizes various investment instruments, including common stock and mutual funds. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	FAIR VALUE MEASUREMENTS

On January 1, 2008, the Plan adopted SFAS No. 157 and subsequently adopted certain staff positions relating to SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement does not require any new fair value measurements and therefore had no impact on the basic financial statements.

SFAS No. 157 prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The level within the fair value hierarchy is based on the lowest level of any input which is deemed significant to the fair value measurement.

Assets measured at fair value on a recurring basis consisted of the following as of December 31, 2008 (in thousands):

		Fair Value Measurements
Description	Total	Level 1	Level 2	Level 3
Mutual funds	$11,453	$11,453	$—	$—
Common/collective trusts	6,077	—	6,077	—
Safeway Inc. common stock	696	696	—	—
Participant loans	401	—	—	401

Total	$18,627	$12,149	$6,077	$401

A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 31, 2008 follows (in thousands):

Participant Loans
Balance as of January 1, 2008	$308
Additions, repayments, settlements, net	93

Balance as of December 31, 2008	$401

Below is a description of the valuation methodologies used for the fair value measurements.

Mutual funds. These investments are publicly traded investments which are valued using the Net Asset Value (“NAV”). The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.

Common/ collective trusts. These investments are valued based on the NAV of the underlying investments. The beneficial interest of each participant is represented by units. Units are issued and redeemed daily at a constant NAV of $1 per unit.

Safeway Inc. common stock. Safeway Inc. common stock is valued at the closing price as reported on the New York Stock Exchange Composite Tape.

Participant loans. Participant loans are valued at amortized cost, which approximates fair value. These loans are secured by vested account balances of the borrowing participants.

4.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2008 and 2007 were as follows (in thousands):

	2008	2007
SEI Stable Asset Fund	$6,077	$5,094
PIMCO Total Return Fund	4,722	4,631
Dodge & Cox Stock Fund **	2,780	—
RS Partners Fund	2,100	3,780
Chesapeake Core Growth Fund	***	2,124
BlackRock S&P 500 Index Fund (See Note 9)	—	8,036
Hotchkis & Wiley Large Cap Fund **	—	5,212
ING International Value Fund (See Note 9)	—	4,942

**	During 2008, the Hotchkis & Wiley Large Cap Fund was replaced by the Dodge & Cox Stock Fund.
***	Less than 5% of net assets.

During 2008 and 2007, net depreciation of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2008	2007
Mutual funds	$(11,284)	$(2,228)
Safeway Inc. common stock	(245)	4

Total depreciation in fair value of investments	$(11,529)	$(2,224)

5.	INCOME TAXES

The Internal Revenue Service issued a Determination Letter dated July 17, 2002 stating that the Plan and related trust, as then designed, is qualified under the Code. Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

6.	COMMON/COLLECTIVE TRUSTS

The Plan invests in the SEI Stable Asset Fund, a common/collective trust. The beneficial interest of each participant is represented by units which are issued and redeemed daily at the constant NAV of $1 per unit. Distribution to the unit holders are declared daily from the net investment income and automatically reinvested in the SEI Stable Asset Fund on a monthly basis, when paid. Although it is not guaranteed, best efforts are used to maintain a constant NAV of $1 per unit.

Participants ordinarily may direct the withdrawal of transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the SEI Stable Asset Fund, plus earnings, less participant withdrawals and administrative expenses. Plan management believes that the occurrence of events that would cause the SEI Stable Asset Fund to transact at less than contract value is not probable.

7.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2008 and 2007, the Plan received $7,505 and $4,778, respectively, of dividend income on Safeway Inc. common stock.

Certain Plan investments are managed or significantly influenced by Merrill Lynch, trustee of the Plan through December 31, 2008. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $1,230 and $1,417 in 2008 and 2007, respectively.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The following is a reconciliation of the Statement of Net Assets Available for Benefits and the Statement of Changes in Net Assets Available for Benefits per the financial statements as of December 31, 2008 to the Form 5500 (in thousands):

	December 31, 2008	December 31, 2007
Net assets available for benefits per the financial statements	$28,077	$36,745
Adjustment from contract to fair value for fully benefit-responsive investment contracts	(598)	(131)

Net assets available for benefits per the Form 5500	$27,479	$36,614

	December 31, 2008	December 31, 2007
(Decrease) increase in net assets per the financial statements	$(8,668)	$1,103
Adjustment from contract to fair value for fully benefit-responsive investment contracts	(598)	(131)

Net (loss) income per Form 5500	$(9,266)	$972

9.	SUBSEQUENT EVENT

On January 1, 2009, Safeway changed the trustee and recordkeeper of the Plan to JPMorgan Chase Bank, N.A. and J.P. Morgan Retirement Plan Services, respectively. As part of this transition, the Plan made changes to certain investment options for participants. At December 31, 2008, investments in BlackRock S&P 500 Index Fund, ING International Value Fund and GoalManager (Conservative, Moderate and Aggressive) were sold and automatically transferred to SSgA S&P 500 Index-F, American Funds EuroPacific Growth-R5 and BGI Lifepath funds, respectively. As a result of these investment option changes, investments were sold prior to year end, but did not settle until January 3, 2009; the Plan had due from broker for securities sold of approximately $8.8 million as of December 31, 2008.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AT END OF YEAR)

DECEMBER 31, 2008

(Dollars in thousands)

Current Value
Asset Name and Description

Common/Collective Trusts:
SEI Stable Asset Fund	$6,077

Common Stock:
* Safeway Inc. common stock (29,271 shares)	696

Mutual Funds:
PIMCO Total Return Fund (465,646 units)	4,722
Dodge & Cox Stock Fund (37,385 units)	2,780
RS Partners Fund (116,733 units)	2,100
Chesapeake Core Growth Fund (94,801 units)	942
Forward Emerald Growth Fund (113,733 units)	909

* Participant Loans (28 loans, interest rates ranging from 5.00% to 9.25%)	401

TOTAL	$18,627

*	Represents a party-in-interest transaction.